Exhibit 99.1

Party City Announces Senior Leadership Appointments

ELMSFORD, N.Y., July 21, 2016 - Party City Holdco Inc. (“PCHI” or the “Company”) (NYSE:PRTY), announced today the appointment of Mr. Daniel J. Sullivan as CFO to succeed Mr. Michael A. Correale. The announcement coincides with Mr. Correale’s decision to step down as its global CFO to focus on the newly created position of EVP Chief Accounting Officer and Treasurer effective August 29, 2016. In this new role, Mr. Correale will be responsible for all of the Company’s external financial reporting, treasury functions, banking and credit relationships and devote substantial efforts towards assuring that the Company’s systems and processes of internal and financial controls are best in class and in line with the requirements of Sarbanes-Oxley.

As the Company’s global CFO, Mr. Sullivan will oversee all aspects of Finance as well as Financial Planning & Analysis, Business Development and Investor Relations. Prior to joining PCHI, Mr. Sullivan held several senior finance positions with Ahold USA including, most recently, EVP-Finance and CFO and was a member of their Executive Board. Prior to joining Ahold in 2010, Mr. Sullivan spent twelve years at Heineken in executive finance positions both in the United States and Europe, and served as CFO, COO & SVP Strategy for Heineken USA. Earlier in his career in the late 1990s, Mr. Sullivan was a controller for Amscan Inc., the US wholesale division of PCHI, and prior to that he was with KPMG.

Commenting on these organizational changes, Mr. James M. Harrison, CEO, stated, “Firstly, I would like to thank Mike for all of his many contributions over the past 18 years. Mike has been and will continue to be an integral part of our leadership team. His dedication and financial expertise has been a critical component of our success and I am extremely pleased that he will continue to play a very important role in our Company as we move forward.

I am also delighted to welcome Dan back to our business which has certainly changed quite a bit since he was last a member of our team. The tremendous experience that Dan has gained in both retail and wholesale make him an ideal candidate for this position. I am confident that with Dan’s knowledge of retail and wholesale operations, coupled with his proven track record, he will be a tremendous addition to our team as we build out our corporate organization and sustain our history of profitable growth and success.”

About Party City

Party City Holdco Inc. (the “Company” or “Party City Holdco”) is the leading party goods company by revenue in North America and, we believe, the largest vertically integrated supplier of decorated party goods globally by revenue. The Company is a popular one-stop shopping destination for party supplies, balloons, and costumes. In addition to being a great retail brand, the Company is a global, world-class organization that combines state-of-the-art manufacturing and sourcing operations, and sophisticated wholesale operations complemented by a multi-channel retailing strategy and e-commerce retail operations. The Company is the leading player in its category, vertically integrated and unique in its breadth and depth. Party City Holdco designs, manufactures, sources and distributes party goods, including paper and plastic tableware, metallic and latex balloons, Halloween and other costumes, accessories, novelties, gifts and stationery throughout the world. The Company’s retail operations include over 900 specialty retail party supply stores (including approximately 180 franchise stores) throughout North America operating under the names Party City and Halloween City, and e-commerce websites, principally through the domain name PartyCity.com.

Source: Party City Holdco Inc.

Contact Information

Deborah Belevan, VP of Investor Relations

(914) 784-8324

InvestorRelations@partycity.com